THE JENEX CORPORATION

FINANCIAL STATEMENTS

JULY 31, 2004

THE JENEX CORPORATION

 INDEX

 JULY 31, 2004

Page
AUDITORS' REPORT	1
COMMENTS BY AUDITORS FOR U.S. READERS	2
ON CANADA - U.S. REPORTING DIFFERENCES
FINANCIAL STATEMENTS
Balance Sheet	3
Statement of Income	4
Statement of Shareholders' Equity
Statement of Cash Flows
Notes to the Financial Statements	7-18

Sloan Paskowitz Adelman LLP

Chartered Accountants

AUDITOR’S REPORT

To the Shareholders of

The Jenex Corporation

We have audited the balance sheet of The Jenex Corporation as at July 31, 2004, and the statements of income and shareholders' equity, and cash flows for the nine month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at July 31, 2004 and the results of its operations and its cash flows for the period then ended in accordance with Canadian generally accepted accounting principles.

The financial statements for the years ended October 31, 2003 and 2002 were audited by another firm of Chartered Accountants, who expressed opinions without reservation on those financial statements in their reports dated March 17, 2004 and December 15, 2002.

September 8, 2004

Chartered Accountants Thornhill, Ontario

Sloan Paskowitz Adelman LLP

Chartered Accountants

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA - U.S. REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 2 to the financial statements.

The opinion on page 1 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

September 8, 2004

Chartered Accountants Thornhill, Ontario

THE JENEX CORPORATION BALANCE SHEET

Expressed in Canadian dollars	July 31 2004	October 31 2003
ASSETS
Current
Cash	$265,510	$1,374
Accounts receivable	6,060	4,789
Inventory	67,625	87,966
Prepaid expenses and sundry assets	93,160	10,800
	432,355	104,929
Equipment (note 5)	11,475	66,646
Development costs (note 6)	-	419,643
Intangible assets (note 7)	81,250	289,333
Future income taxes	-	361,298
	$525,080	$1,241,849
LIABILITIES
Current
Accounts payable and accrued liabilities	$45,863	$103,100
Current portion of loans payable	-	8,000
	45,863	111,100
Performance fee payable (note 8)	596,689	-
Loans payable	-	20,000
Shareholders' advances (note 9)	-	32,742
	642,552	163,842
SHAREHOLDERS' EQUITY
Capital stock (note 10)	4,584,010	3,476,784
Contributed surplus	16,133	-
Deficit	(4,717,615)	(2,398,777)
	(117,472)	1,078,007
	$525,080	$1,241,849

APPROVED ON BEHALF OF THE BOARD:

/s/  "Michael Jenkins"

/s/  "Don Felice"

Director

Director

The accompanying notes form an integral part of these financial statements.

THE JENEX CORPORATION STATEMENT OF INCOME

Expressed in Canadian Dollars	Nine months ended July 31 2004	Year ended October 31 2003	Year ended October 31 2002
SALES	$38,535	$53,773	$37,832
COST OF SALES	24,083	33,633	23,720
GROSS PROFIT	14,452	20,140	14,112
LICENSING REVENUE	77,478	-	-
INTEREST INCOME	1,061	963	10,120
	92,991	21,103	24,232
EXPENSES
Consulting fees	264,308	2,150	3,100
Management fees	183,735	201,427	190,694
Professional fees	96,811	68,405	176,232
Office and general	75,173	98,859	212,523
Research and development	58,653	-	-
Travel	49,952	73,608	89,983
Occupancy costs	34,074	34,545	34,678
Foreign exchange loss (gain)	4,844	(5,759)	(10,967)
Advertising and promotion	2,121	8,785	23,218
Interest on long-term debt	1,274	2,241	2,934
Other (note 4)	-	-	59,464
Amortization of intangible assets	18,750	19,922	19,922
Amortization of equipment	2,250	3,345	4,458
Amortization of deferred development costs	-	187,401	177,892
	791,945	694,929	984,131
LOSS FROM OPERATIONS	(698,954)	(673,826)	(959,899)
NON-RECURRING ITEMS
Performance fee (note 8)	596,689	-	-
Write-down of deferred development costs (note 6)	419,643	-	-
Write-down of intangible assets (note 7)	189,333	-	-
Write-down of equipment (note 5)	52,921	-	-
LOSS BEFORE INCOME TAX	(1,957,540)	(673,826)	(959,899)
INCOME TAX EXPENSE (RECOVERY) (note 12)	361,298	28,524	(295,992)
NET LOSS FOR THE PERIOD	$(2,318,838)	$(702,350)	$(663,907)
NET LOSS PER SHARE (note 11)	$(0.06)	$(0.02)	$(0.02)

The accompanying notes form an integral part of these financial statements.

THE JENEX CORPORATION STATEMENT OF SHAREHOLDERS' EQUITY

Expressed in Canadian dollars
	Number of Common Shares	Common Shares	Contributed Surplus	Deficit	Total Shareholders' Equity
Balance - October 31, 2001	32,093,897	$ 2,712,505	$-	$(1,032,520)	$1,679,985
Shares issued as settlement
for accounts payable	276,792	358,188	-	-	358,188
Stock options exercised	332,333	57,133	-	-	57,133
Private placement	217,091	238,800	-	-	238,800
Acquisition costs	-	(61,727)	-	-	(61,727)
Net loss for the year	-	-	-	(663,907)	(663,907)
Balance - October 31, 2002	32,920,113	3,304,899	-	(1,696,427)	1,608,472
Shares issued as settlement
for accounts payable	71,500	27,885	-	-	27,885
Stock options exercised	5,000	1,000	-	-	1,000
Private placement	550,000	143,000	-	-	143,000
Net loss for the year	-	-	-	(702,350)	(702,350)
Balance - October 31, 2003	33,546,613	3,476,784	-	(2,398,777)	1,078,007
Shares issued as settlement
for accounts payable	756,806	189,579	-	-	189,579
Private Placements	5,454,498	1,007,647	-	-	1,007,647
Finder's fee paid on
private placement	-	(90,000)	-	- -	(90,000)
Stock-based compensation	-	-	16,133	-	16,133
Net loss for the period	-	-	-	(2,318,838)	(2,318,838)
Balance - July 31, 2004	39,757,917	$ 4,584,010	$16,133	$(4,717,615)	$(117,472)

The accompanying notes form an integral part of these financial statements.

THE JENEX CORPORATION STATEMENT OF CASH FLOWS

Expressed in Canadian Dollars		Nine months ended July 31 2004	Year ended October 31 2003	Year ended October 31 2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period		$(2,318,838)	$(702,350)	$(663,907)
Items not affecting cash:
Amortization		21,000	210,668	202,272
Stock-based compensation		16,133	-	-
Write-down of deferred development costs		419,643	-	-
Write-down of intangible assets		189,333	-	-
Write-down of property		52,921	-	-
Future income tax expense (recovery)		361,298	28,524	(295,992)
Other (note 4)		-	-	59,464
		(1,258,510)	(463,158)	(698,163)
Cash effect of changes in:
Accounts receivable		(1,271)	1,356	16,426
Inventory		20,341	28,831	20,302
Prepaid expenses and sundry assets		(82,360)	(810)	(9,990)
Accounts payable and accrued liabilities		(57,237)	69,216	21,170
		(1,379,037)	(364,565)	(650,255)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of capital stock		1,107,226	171,885	593,151
Performance fee payable		596,689	-	-
Loans payable		(28,000)	(8,000)	(317,853)
Shareholders' advances		(32,742)	32,742	-
		1,643,173	196,627	275,298
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to equipment		-	(842)	_
Additions to development costs	-	-	(27,885)	(47,538)
			(28,727)	(47,538)
INCREASE (DECREASE) IN CASH		264,136	(196,665)	(422,495)
CASH, beginning of the period		1,374	198,039	620,534
CASH, end of the period		$265,510	$1,374	$198,039
SUPPLEMENTAL CASH FLOW INFORMATION
Issuance of common shares on settlement
of accounts payable		$189,579	$27,885	$358,188
Cash paid for interest		1,274	2,958	2,934

The accompanying notes form an integral part of these financial statements.

THE JENEX CORPORATION

NOTES TO THE FINANCIAL STATEMENTS PERIOD ENDED JULY 31, 2004

1. NATURE OF BUSINESS

The Jenex Corporation ("the Company") was incorporated under the Business Corporations Act (Alberta) on March 5, 2001. It completed a public offering of securities on June 20, 2001 and the shares of the Company commenced trading on the TSX Venture Exchange (formerly CDNX) on July 11, 2001. On December 17, 2001 the Company amalgamated with Thermolabile Technologies Corporation Inc. and continued under the name "The Jenex Corporation".

The Company operates with the following mandates:

a) As a research and development company

b) As a manufacturer, marketer and developer of medical devices

c) As a licensor of its technology

d) As an acquirer of technologies/operating companies.

The Company has a proprietary Thermal Therapy Technology that provides topical relief to certain skin irritations resulting from insect bites and stings and prevention of cold sores. Since inception the efforts of the Company have been devoted to develop and market this technology.

The Company changed its fiscal year end from October 31 to July 31, effective July 31, 2004. Accordingly, for the 2004 fiscal period, the Company has reported its annual financial statements for the nine month period ended July 31, 2004.

2. GOING CONCERN

These financial statements have been prepared on a going concern basis, which assume that the Company will continue in operation for the foreseeable future and accordingly will be able to realize its assets and discharge its liabilities in the normal course of business. The Company has financed its activities through the issuance of shares.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)

Basis of Presentation:

These financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which do not materially differ from accounting principles generally accepted in the United States (US GAAP) except as described in Note 14 "Significant Differences between Canadian and United States Generally Accepted Accounting Principles".

(b) Inventory

Inventories are stated at the lower of cost (first-in, first-out method) and net realizable value.

THE JENEX CORPORATION

 NOTES TO THE FINANCIAL STATEMENTS PERIOD ENDED JULY 31, 2004

(c)

Property, plant and equipment

Property, plant and equipment are Amortization is provided annually at recorded at cost less accumulated amortization. rates intended to write off the assets over their estimated productive lives as follows:

Office furniture and fixtures	- 20% Diminishing balance
Computer equipment	- 30% Diminishing balance
Moulds	- 40% Diminishing balance

No amortization is taken on assets until they are placed in use.

(d)

Intangible assets

Intangible assets are recorded at cost less accumulated amortization. The amortization methods and estimates of the useful lives of intangible assets are reviewed annually. Intangible assets with a useful life determined to be indefinite are not amortized and are tested for impairment annually, or more frequently if events or changes in circumstances indicate possible impairment. Intangible assets with definite useful lives are amortized on a straight-line basis over their remaining economic life.

(e)

Development costs

Research costs are expensed as incurred. Development costs which meet the criteria for deferment of Canadian Institute of Chartered Accountants (CICA) Handbook Section 3450 “Research and Development Costs”, including reasonable assurance regarding recoverability, are deferred. These development costs are stated at cost and amortized over five years based on the future estimated benefits of the costs. Deferred development costs are reviewed based on the criteria for deferment at the end of each accounting period. Development costs which do not meet the deferment criteria are written off.

(f)

Impairment of long-lived assets

Long-lived assets held for use, including equipment, intangible assets with finite useful lives, and long-term prepaid assets, are tested for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if the carrying amount exceeds the the sum of the undiscounted cash flows expected from its use and eventual disposition. An impairment loss, if any, is determined as the excess of the carrying value of the asset over its fair value.

(g)

Foreign currency translation

Revenue and expense items denominated in foreign currencies are translated at the rates of exchange prevailing during the period. Monetary assets and liabilities denominated in foreign currencies are translated at the period-end exchange rates. Non-monetary assets and liabilities are translated at rates of exchange in effect when the assets are acquired or obligations incurred. Foreign exchange gains and losses are reflected in net earnings for the period.

THE JENEX CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

PERIOD ENDED JULY 31, 2004

(h)

Earnings (loss) per share

Basic earnings (loss) per share is calculated by dividing net earnings (loss) by the weighted average number of shares outstanding during the reporting period. Diluted earnings per share amounts are calculated using the treasury stock method.

(i)

Stock-based compensation

Effective November 1, 2003, the Company adopted the revised recommendations of CICA Handbook Section 3870, "Stock-Based Compensation and other Stock-Based Payments", which requires that the fair value method of accounting be applied to all stock-based compensation payments to both employees and non-employees. In accordance with the transitional provisions of Section 3870, the Company has prospectively applied the fair value method of accounting for stock option awards granted and shares issued after November 1, 2003, and accordingly, has recorded a compensation expense during the period and a corresponding increase to contributed surplus. Prior to November 1, 2003, no compensation expense was recognized for the issuance of stock or stock options, however, pro-forma disclosure of net income and net income per share is provided as if these awards were accounted for using the fair value method. The estimated fair value of the options is measured at the grant date using the Black-Scholes valuation model and is amortized to earnings over the vesting period on a straight-line basis.

Consideration received on the exercise of the stock options, together with any amount previously recognized in contributed surplus, is recorded as an increase to share capital.

(j)

Income taxes

The asset and liability method is used for determining income taxes. Under this method, future tax assets and liabilities are recognized at the estimated tax recoverable or payable which would arise if assets and liabilities were recovered and settled at the financial statement carrying amounts. Future tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. Changes to these balances are recognized in income in the period in which they occur.

(k)

Generally accepted accounting principles and financial statement presentation

Effective November 1, 2003, the Company adopted CICA Handbook Sections 1100, "Generally Accepted Accounting Principles", and 1400, "General Standards of Financial Statement Presentation". Section 1100 describes what constitutes Canadian GAAP and its sources, and provides guidance on sources to consult when selecting accounting policies and appropriate disclosure when a matter is not dealt with explicitly in the primary sources of GAAP, thereby recodifying the Canadian GAAP hierarchy. Section 1400 clarifies what is fair presentation in accordance with GAAP and provides general guidance on financial presentation. The adoption of this standard did not have a material effect on the financial statements.

THE JENEX CORPORATION

 NOTES TO THE FINANCIAL STATEMENTS PERIOD ENDED JULY 31, 2004

(l)

Use of Estimates

In preparing these financial statements in accordance with Canadian generally accepted accounting principles, management was required to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

4. QUALIFYING TRANSACTION

Pursuant to a special meeting of shareholders on December 10, 2001, the shareholders of the Company approved the qualifying transaction as defined by Rule 46-501 of the Alberta Securities Commission ("ASC") and Policy 2.4 of the TSX Venture Exchange, whereby the Company acquired all the issued and outstanding shares of Thermolabile Technologies Corporation ("TTC"), a privately held company.

In consideration thereof the Company issued 26,260,562 common shares.

The acquisition was considered a related party transaction as the owners of the majority of the issued and outstanding shares of TTC were also owners and directors of the Company and the companies were subsequently amalgamated.

In substance this transaction represented a continuation of TTC's operations with a dilution of the original shareholders' interest in TTC. The acquisition was accounted for using continuity of interests accounting and as such TTC's net identifiable assets were combined at their carrying value.

The excess amount of the carrying value of the share equity assumed over the carrying values of the net identifiable assets received were charged to deficit in accordance with related party transaction guidelines and directives from the ASC.

The carrying values of the net identifiable assets of TTC at the time of acquisition, as at

December 17, 2001 was as follows:

Non-cash current assets	$139,557
Capital assets (net)	1,096, 268
Current liabilities	(28,986)
Long-term debt	(309,970)
896,869
Cash acquired	90,188
987,057
Carrying value of common shares acquired	(2,066,894)
Net deficit acquired charged to deficit	$(1,079,837)
Net deficit acquired charged to deficit, as at October 31, 2001	$(1,020,373)
Net deficit acquired charged to deficit, from November 1, 2001
to December 17, 2001	(59,464)
$(1,079,837)

THE JENEX CORPORATION

 NOTES TO THE FINANCIAL STATEMENTS PERIOD ENDED JULY 31, 2004

5. EQUIPMENT	Cost	Accumulated Amortization	Net July 31 2004	Book	Value October 31 2003
Office furniture and equipment	$19,467	$9,965	$9,502		$11,179
Computer equipment	4,415	2,442	1,973		2,546
Moulds	-	-	-		52,921
	$23,882	$12,407	$11,475		$66,646

During 2004 the Company recognized an impairment loss of $52,921 relating to moulds which are idle and which management has no plans to utilize in the future.

6. DEVELOPMENT COSTS			Net Book Value
	Cost	AccumulatedAmortization	July 31 2004	October 31 2003
Regulatory costs	$-	$-	$-	$41,609
Organizational and professional	-	-	-	58,157
Branding and technology costs	-	-	-	319,877
	$-	$-	$-	$419,643

During 2004 the Company determined the criteria for deferment of development costs were no longer met and therefore previously deferred development costs were written off.

7. INTANGIBLE ASSETS

			Net Book Value
	Cost	Accumulated Amortization	July 31 2004	October 31 2003
Patents and trademarks	$149,335	$68,085	$81,250	$289,333

During 2004 the Company determined the carrying amount of intangible assets was not fully recoverable and therefore recognized an impairment loss of $189,333.

THE JENEX CORPORATION

 NOTES TO THE FINANCIAL STATEMENTS PERIOD ENDED JULY 31, 2004

8. PERFORMANCE FEE PAYABLE

Under the terms of Employment Agreements the Company had deferred payment of certain compensation to Michael Jenkins, President and Donald Felice, Vice-President. Such compensation is to be paid upon the completion of marketing or financing objectives. During the period, the amount of $596,689 became payable. The executives have indicated that they do not intend to demand payment of this amount during the ensuing fiscal year.

9. SHAREHOLDERS' ADVANCES

In the normal course of operations, the Company borrows from its shareholders. These advances are unsecured, non-interest bearing and have no fixed terms of repayment.

10. CAPITAL STOCK

(a) Authorized

Unlimited number of common and preferred shares without par value

(b)

Escrow Shares

Under the requirements of the Alberta Securities Commission and the TSX Venture Exchange, 2,333,334 Common shares will be held in escrow and released upon the written consent of the Alberta Securities Commission as to 10% thereof on the completion of the Company's Qualifying Transaction and as to 15% thereof on each of 6, 12, 18, 24, 30 and 36 months following the initial release.

Under the requirement of the Alberta Securities Commission and the TSX Venture Exchange, 22,750,000 common shares issued under the Qualifying Transaction (Exchange Notice) will be subject to a six year Surplus Security Escrow Agreement, and released upon the written consent of the Alberta Securities Commission as to 5% thereof on each of 6, 12, 18, 24 months from Exchange Notice and 10% thereof on each of 30, 36, 42, 48, 54, 60, 66, 72 months from Exchange Notice.

(c)

Stock options

Under the Company's stock option plan, the Company may grant options to employees, consultants, officers and directors totaling up to 10% of its issued and outstanding common shares. The aggregate number of shares so reserved for issuance to any one person shall not exceed 5% of the issued and outstanding common shares.

THE JENEX CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

PERIOD ENDED JULY 31, 2004

The following table summarizes information about the Company's stock option activity:

	July 31, 2004		October 31, 2003		October 31, 2002
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding at
beginning of
the period	3,052,056	$0.19	3,027,056	$0.19	733,333	$0.15
Granted	130,000	0.20	30,000	0.37	2,626,056	0.20
Exercised	-	-	(5,000)	0.15	(332,333)	0.17
Outstanding &
exercisable at end
of the period	3,182,056	$0.19	3,052,056	$0.19	3,027,056	$0.19
Weighted average
fair value of
options granted
during the year		$0.12		$0.37		$0.63

The following table summarizes information about the stock options outstanding:

Exercise price	Number of options outstanding & exercisable at July 31, 2004	Weighted average remaining contractual life (years)
$0.15	541,667	1.9
$0.20	2,610,389	2.6
$0.34	20,000	3.5
$0.42	10,000	3.5
	3,182,056

The following table illustrates the pro-forma effect on net income and earnings per share as if the fair value based method had been applied to all stock compensation issued in 2003 and 2002:

	Year ended October 31, 2003	Year ended October 31, 2002
Net loss as reported Fair value of stock-based compensation not recognized	$(702,350) (11,123)	$ (663,907) (1,666,758)
Pro forma net loss	(713,473)	(2,330,665)
Pro forma earnings per share	(0.02)	(0.07)

THE JENEX CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

 PERIOD ENDED JULY 31, 2004

The Company used the Black-Scholes option valuation model to estimate the fair values of stock options granted. The model requires management to make estimates, which are subjective and may not be representative of actual results. Changes in assumptions can materially affect estimates of fair values. The following weighted average assumptions were used in calculating the fair values of stock options granted by the Company:

	2004	2003	2002
Expected life (years)	5	5	5
Risk-free interest rate	3.37%	4.18%	4.71%
Expected volatility	110%	110%	110%
Dividend yield	0.0%	0.0%	0.0%

(d) Warrants:

Common share purchase warrants were issued in connection with the issuance of common shares. Each warrant entitles the holder to acquire one additional common share at the specified exercise price.

The following table summarizes information about the Company's warrant activity:

	July 31, 2004		October 31, 2003			October 31, 2002
	Number of warrants	Weighted average exercise price	Number of warrants	Weighted average exercise price		Number of warrants	Weighted average exercise price
Outstanding at
beginning of	550,000	$0.50	-		$-	-	$ -
the period
Issued	5,927,971	0.40	550,000		0.50
Expired	(550,000)	0.50	-		-
Outstanding at
end of the period	5,927,971	$0.40	550,000		$0.50
Exercisable at
end of the period	623,473	$0.40	550,000	$

The following table summarizes information about the warrants outstanding:

Exercise price	Number of warrants outstanding at July 31, 2004	Number of warrants exercisable at July 31, 2004 (i)	Expiry date
	$0.40	5,927,971	623,473

(i) 5,304,498 of the outstanding warrants entitle the holder to purchase one additional common share of the Company at a purchase price of 40 cents per common share, on or before that day which is the earlier of (i) March 22, 2005 or (ii) any 10 day period immediately following a period where the Company's common shares have traded at a weighted daily average price greater than or equal to 80 cents for 10 consecutive trading days and the average daily trading volume exceeds 5,000 common shares per day.

THE JENEX CORPORATION

 NOTES TO THE FINANCIAL STATEMENTS PERIOD ENDED JULY 31, 2004

11. LOSS PER SHARE

Loss per share is calculated using the weighted average number of common shares outstanding during the period, which was 36,971,412 (2003 - 33,161,827, 2002 - 32,578,440).

The inclusion of the Company's stock options and share purchase warrants in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between basic loss per share and diluted loss per share.

12. INCOME TAXES

The Company has losses for income tax purposes of $ 4,294,909 which are available to reduce taxable income in future periods. The potential future benefit of these amounts has not been recorded as it cannot be considered more likely than not that they will be utilized to reduce future taxable income. The benefit will be recorded when realized.

Losses for tax purposes expire as follows:
2006	$ 891,116
2007	541,991
2008	412,391
2009	771,479
2010	576,442
2011	1,101,490
$ 4,294,909

The reconciliation of income tax computed at the statutory rates to the income tax expense is as follows:

	Nine months ended July 31 2004	Year ended October 31 2003	Year ended October 31 2002
Accounting loss before income tax	$ (1,957,540)	$ (673,826)	$(959,899)
Adjustment for loss on amalgamation	-	-	59,464
Adjusted accounting loss	(1,957,540)	(673,826)	(900,435)
Tax effect of expenses that are not
deductible for income tax purposes and
temporary differences	856,050	97,384	128,956
Loss for income tax purposes	$ (1,101,490)	$ (576,442)	$(771,479)
Tax benefit, statutory tax rate of 36%
(2003- 38%, 2002 - 41%)	396,536	219,048	316,306
Write down of future income tax asset	(361,298)	_	_
Unrecognised future tax benefits	(396,536)	(219,048)	-
Reduction in future income taxes resulting
from reduction in tax rate	-	(28,524)	(20,314)
Income tax (expense) recovery	$ (361,298)	$ (28,524)	$295,992
Significant components of the Company's future tax assets and liabilities:
			Page 15

THE JENEX CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

 PERIOD ENDED JULY 31, 2004

	July 31 2004	October 31 2003	October 31 2002
Non-capital losses carryforwards	$ 1,546,167	$ 1,224,219	$ 1,072,797
Difference between amortization and
capital cost allowance	38,588	(237,949)	(306,632)
Valuation allowance	(1,584,755)	(624,972)	(376,343)
Net future income tax asset	$ -	$ 361,298	$ 389,822

13. FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, accounts receivable, accounts payable and accrued liabilities and long term debt. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

14.SIGNIFICANT DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements vary in certain respects from financial statements prepared in accordance with accounting principles generally accepted in the United States (US GAAP). Application of US GAAP would have affected the earnings (loss) and financial position as set out below:

	Nine months ended July 31 2004	Year ended October 31 2003	Year ended October 31 2002
Net loss under Canadian GAAP	$(2,318,838)	$(702,350)	$(663,907)
Adjustments:
Less: Deferred development costs (i)	-	(27,885)	(47,538)
Plus: Write-down/amortization of
deferred development costs	419,643	187,401	177,892
Less: Stock based compensation
determined using intrinsic value based
method (ii)	-	(2,500)	(1,313,028)
Net loss under US GAAP	$(1,899,195)	$(545,334)	$(1,846,581)
Net loss per share under US GAAP	$(0.05)	$(0.02)	$(0.06)

THE JENEX CORPORATION

 NOTES TO THE FINANCIAL STATEMENTS

 PERIOD ENDED JULY 31, 2004

	July 31 2004	October 31 2003	October 2002
Total assets under Canadian GAAP	$525,080	$1,241,849	$1,678,356
Adjustments:
Less: Development costs (i)	-	(419,643)	(579,159)
Total assets under US GAAP	$525,080	$822,206	$1,099,197

	July 31	October 31	October 31
	2004	2003	2002
Total liabilities under Canadian & US GAAP	$642,552	$163,842	$69,884
Total shareholders' equity under
Canadian GAAP	$(117,472)	$1,078,007	$1,608,472
Less: Total asset adjustments	-	(419,643)	(579,159)
Total shareholders' equity under US GAAP	$(117,472)	$658,364	$1,029,313
Total liabilities and shareholders' equity
under US GAAP	$525,080	$822,206	$1,099,197

(i) Deferred development costs

Under US GAAP, certain development costs, capitalized under Canadian GAAP, would have been charged against earnings. Deferred development costs were written off during the year under Canadian GAAP. See note 6 for further details.

(ii) Stock based compensation

As more fully described in note 10, the Company has prospectively adopted the new Canadian GAAP recommendations, which require that a fair value method of accounting be applied to all stock-based compensation awards to both employees and non-employees granted on or after November 1, 2003. The Canadian GAAP recommendations are substantially harmonized with the existing US GAAP rules. Therefore, there is no GAAP difference for stock-based compensation and awards granted in the fiscal year 2004.

In fiscal years 2003 and 2002, the Company did not expense any compensation cost under Canadian GAAP. For US GAAP, the Company has elected to measure compensation cost based on the difference, if any, on the date of the grant, between the market value of the Company's shares and the exercise price (referred to as the "intrinsic value method") over the vesting period. As a result, the Company has recorded stock compensation charges under US GAAP for fiscal years 2003 and 2002.

THE JENEX CORPORATION

NOTES TO THE FINANCIAL STATEMENTS PERIOD ENDED JULY 31, 2004

For awards granted prior to November 1, 2003, US GAAP requires the disclosure of pro forma net earnings and earnings per share information for all outstanding awards as if the Company had accounted for employee stock options under the fair value method. The following table presents net earnings and earnings per share information following US GAAP for purposes of pro forma disclosures:

	Year October	ended 31, 2003	Year October	ended 31, 2002
Net loss under US GAAP		$(545,334)		$(1,846,581)
Add: Stock-based compensation included in
net loss under US GAAP determined using
intrinsic value based method		2,500		1,313,028
Subtract: Stock-base compensation
determined using fair value based method		(11,123)		(1,666,758)
Pro forma net loss under US GAAP		$(553,957)		$(2,200,311)
Pro forma earnings per share under US		$(0.02)		$(0.07)
GAAP

Comprehensive Income:

For the periods ended July 31, 2004, October 31, 2003 and October 31, 2002, there is no difference between net loss and comprehensive loss.

15. COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform with the current year's presentation.